Exhibit 21

Tredegar Corporation

Entity	State of Incorporation
Tredegar Corporation	Virginia
Bon L Aluminum LLC	Virginia
Bon L Campo Limited Partnership	Texas
Bon L Holdings LLC	Virginia
Bonnell Aluminum (Clearfield), Inc.	Delaware
Bonnell Aluminum (Corporate), Inc.	Virginia
Bonnell Aluminum (Elkhart), Inc.	Virginia
Bonnell Aluminum, Inc.	Virginia
Bonnell Aluminum (Niles), LLC	Virginia
El Campo GP, LLC	Virginia
Guangzhou Tredegar Film Products Company Limited	China
Idlewood Properties, Inc.	Virginia
TAC Holdings LLC	Virginia
Terphane Acquisition Corp. II	Cayman Islands
Terphane Holdings LLC	Delaware
Terphane LLC	Delaware
Terphane Limitada	Brazil
Tredegar Capital Holdings LLC	Virginia
Tredegar Far East Corporation	Virginia
Tredegar Film Products (Europe), Inc.	Virginia
Tredegar Film Products (Korea), Inc.	Korea
Tredegar Film Products - Lake Zurich, LLC	Virginia
Tredegar Film Products (Latin America), Inc.	Virginia
Tredegar Films Development, Inc.	Virginia
Tredegar Investments, LLC	Virginia
Tredegar Investments II, LLC	Virginia
Tredegar Performance Films Inc.	Virginia
Tredegar Surface Protection, LLC	Virginia